UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 11, 2019

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. Employer Identification No.

001-38515	Evergy, Inc.	82-2733395
(a Missouri corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

001-03523	Westar Energy, Inc.	48-0290150
(a Kansas corporation)
818 South Kansas Avenue
Topeka, Kansas 66612
(785) 575-6300

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	Kansas City Power & Light Company	44-0308720
(a Missouri corporation)
1200 Main Street
Kansas City, Missouri 64105
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

This combined Current Report on Form 8-K is provided by the following registrants:  Evergy, Inc. (“Evergy”), Westar Energy, Inc. (“Westar”) and Kansas City Power & Light Company (“KCP&L”).  Information relating to any individual registrant is filed by such registrant solely on its own behalf. Each registrant makes no representation as to information relating exclusively to the other registrants.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers Compensation Actions
Long-Term Equity Incentives
At a meeting of the Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Evergy, Inc. (“Evergy”), held on February 11, 2019, the Committee approved a form of performance-based restricted stock unit (“PSU”) agreement and a form of time-based restricted stock unit (“RSU”) agreement to be used for Evergy’s 2019 annual equity incentives.
The PSU and RSU incentives “cliff” vest on the three-year anniversary of the grant date, subject to satisfaction of the terms and conditions of the incentive agreements. The sole performance objective for the 2019-2021 performance period for the PSUs is Evergy’s total shareholder return compared to the Edison Electric Institute index of electric companies over the performance period. Payouts for the PSUs are capped at target if Evergy’s total shareholder return over the performance period is negative. The PSUs accrue cash dividend equivalents, and the RSUs accrue dividend equivalents that are reinvested into additional RSUs, both of which vest, if at all, at the same time and in the same proportion as the underlying incentives. The PSUs and RSUs are subject to “double trigger” vesting, such that each will only vest following a “change in control” of Evergy, as that phrase is defined in Evergy’s Long-Term Incentive Plan (“LTIP”), if the participant also experiences a qualifying termination event, such as being released without cause or leaving for good reason, as those concepts are defined in the LTIP.
Change-In-Control Agreement
On February 11, 2019, the Committee approved a new form of change-in-control agreement for Evergy’s officers. Under the change-in-control agreement, an officer, including the Chief Executive Officer, the Chief Financial Officer and Evergy’s other named executive officers, is entitled to certain benefits if the officer’s employment is terminated within two years of a qualifying change-in-control for any reason other than cause, death or disability of the officer or such officer terminating his or her employment without good reason, as those terms are defined in the change-in-control agreement. In general, in such a situation and subject to other terms in the change-in-control agreement, current officers would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination, plus (ii) two times the officer’s five-year average short-term bonus, plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s Deferred Compensation Plan, plus (iv) the premium costs to cover the officer, and if applicable his or her beneficiaries, under Evergy’s health and welfare plans for two years. The multiple of base salary and short-term bonus received by any future chief executive officer, executive or senior vice president or vice president will be three times, two times and one times, respectively. The change-in-control agreement does not provide to any officer gross-ups of any payment made for applicable excise taxes. Any change in control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.

The descriptions of the incentive agreements and change-in-control agreement do not purport to be complete and are qualified in their entirety by reference to the form of PSU agreement included as Exhibit 10.1, the form of RSU agreement included as Exhibit 10.2 and the form of change-in-control agreement included as Exhibit 10.3.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit No.	Description
10.1	Form of Evergy, Inc. 2019 Performance-Based Restricted Stock Unit Agreement
10.2	Form of Evergy, Inc. 2019 Time-Based Restricted Stock Unit Agreement
10.3	Form of Evergy, Inc. Change-in-Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Evergy, Inc.

/s/ Heather A. Humphrey
Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary

Westar Energy, Inc.

/s/ Heather A. Humphrey
`	Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary

Kansas City Power & Light Company

/s/ Heather A. Humphrey
Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary

Date: February 15, 2019